EXHIBIT 10.2

2025 Board Compensation Plan

Approved and Adopted by the Compensation Committee on March 19, 2025

Director compensation is set by the Board of Directors upon the recommendation of the Compensation Committee. The Compensation Committee conducts an annual review of non-employee director compensation, including consideration of analysis of director compensation for the same peer group used by the Compensation Committee for the assessment of executive compensation. For 2025, non-employee directors will receive compensation for services as directors pursuant to this 2025 Board Compensation Plan adopted by the Board of Directors on March 19, 2025. Pursuant to this 2025 Board Compensation Plan, non-employee directors will receive:

●	A base annual fee of $35,000 for services, payable monthly.

●	Additional cash compensation for services on Committees.

○	Directors who serve as the Chair of the Audit or Compensation Committee will receive $15,000 annually, payable quarterly at the end of each calendar quarter, or on March 31, 2024; June 30, 2025; September 30, 2025; and December 31, 2025.

○	Directors serving on the Audit and Compensation Committees, and are not already receiving compensation for serving as the Chair of one of those committees, will receive $10,000 annually, payable quarterly at the end of each calendar quarter, or on March 31, 2025; June 30, 2025; September 30, 2025; and December 31, 2025.

●	Equity consideration issuable as follows:

○	Each of the non-employee directors will be eligible to be granted up to 80,000 Restricted Stock Units (“RSUs”) in 2025, subject to stockholder approval of an increase in the shares authorized under the 2023 Equity Incentive Plan – approval which may be sought by the Company pursuant to a Special General Meeting of Stockholders to be held later this year.

* Payment of any and all increases in base annual fees, as compared to 2024 base annual fees paid to non-employee directors subject to the 2024 Board Compensation Plan, shall be subject to the Company regaining full compliance with Nasdaq’s Continued Listing Rules on or before May 23, 2025.